                                                                   Exhibit 10.15

                             MANAGEMENT AGREEMENT


     This MANAGEMENT AGREEMENT (the "Agreement") dated March 30, 1995, between Hillhaven Properties, Ltd., and Oregon corporation having a place of business in Tacoma, Washington ("Manager"), and Fox Hill Village Homeowners Corporation, a Massachusetts corporation having a place of business in Westwood, Massachusetts ("Owner")

                                  WITNESSETH:

     WHEREAS, Owner owns and operates a 356 unit retirement housing project known as FOX HILL VILLAGE (the "Facility"); and

     WHEREAS, Manager is a wholly-owned subsidiary of The Hillhaven Corporation, a Nevada corporation ("Hillhaven") and is an experienced and qualified manager in the field of retirement housing marketing and management; and
     WHEREAS, Owner desires to engage Manager, and Manager is willing, to manage the Facility, pursuant to the terms and conditions set forth herein.

     NOW THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. RETENTION OF MANAGER. Owner hereby retains Manager to provide management services in connection with the Facility under the terms and conditions set forth herein.

     2. RESPONSIBILITIES OF MANAGER. During the Term, as defined below, Manager shall provide the following management, consulting and advisory services to Owner to connection with the operation of the Facility:

     A.   PERSONNEL.

     1. FACILITY DIRECTOR. Subject to Owner's right of approval over selection and retention, Manager shall select, employ and direct the performance of the Facility Director, who shall be responsible for the operation of the Facility and execution on a daily basis of policies established by Manager and Owner in accordance with this Agreement. The Facility Director shall be an employee of Manager but shall be paid out of the revenues of the Facility. Owner shall be entitled to require Manager to remove the Facility Director from his position at the Facility.

     2. OTHER PERSONNEL. In accordance with the Facility's employee manual, which has been approved by Owner, Manager shall recruit, select, train, promote, direct and terminate the employment of all Facility personnel; establish the salary levels, personnel policies and employee benefits with respect thereto; and establish employee performance standards as needed during the Term to ensure the efficient operation of all departments within and services offered by the Facility. With the exception of the Facility Director, who shall be an employee of Manager, the facility personnel shall be the employees of Owner. Notwithstanding the foregoing, Manager shall be responsible for the payment of employee payroll and payroll taxes out of Facility funds and the distribution of employee income tax withholding forms at year end. Owner shall be entitled to require Manager to remove any or all Facility personnel from their position(s) at the Facility in accordance with applicable law.

     B. OPERATIONAL POLICIES. Operational policies and procedures for the Facility are in place and the Manager shall recommend changes therein from time to time to Owner for approval.

     C. REGULATORY COMPLIANCE. Manager shall obtain and maintain in the name of Owner or Manager, as appropriate under applicable state law, and at the expense of Owner, all operating licenses, permits, qualifications and approvals from any applicable governmental or regulatory authority necessary for the lawful operation of the Facility as a retirement housing project; provided, however, that Manager shall not be obligated to obtain any license, permit, qualification or approval to be obtained by The MGH Health Services Corporation, a Massachusetts corporation ("MGH Services"), pursuant to that certain Agreement dated as of January 1, 1995 between Owner and MGH Services, as amended from time to time. Manager shall manage the operations of the Facility in compliance with all applicable laws and regulations, and Manager shall notify Owner of any new laws or regulations applicable to the Facility promptly upon Manager learning of the same; provided, however, that Manager shall not be liable to Owner or any other person or entity for any damage, cost, loss or expense resulting from Owner's failure to comply with any law or regulation after notice thereof by Manager.

     D. QUALITY CONTROL. Manager shall evaluate all aspects of the Facility operation, and shall implement and maintain quality

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control programs designed to meet standards imposed by the Owner and appropriate certifying, licensing and other regulatory agencies and to maintain a standard of living in accordance with Owner's policies and resources available to the Facility.

    E. COMPLIANCE WITH GROUND LEASE. Manager shall take all necessary steps to ensure that in the performance of its duties under this Agreement it complies with the provisions of that certain Ground Lease between Fox Hill Realty Trust, as Landlord, and Owner, as Tenant, as amended from time to time (the "Ground Lease").

     F. COORDINATION WITH WELLNESS CENTER TEAM. Manager shall coordinate its services under this Agreement with those to be provided to the Facility and Owner by the Wellness Center Team pursuant to that certain Wellness Center Team Consulting Agreement dated as of January 1, 1995, by and between Owner and MGH Services, as amended from time to time.

     G. CAPITAL EQUIPMENT AND IMPROVEMENTS. Manager shall advise Owner as to capital equipment and Facility improvements which are needed to maintain or upgrade the quality of the Facility and said capital equipment, or to replace obsolete or run-down capital equipment. Owner shall review and respond to Manager's recommendations as expeditiously as possible. Manager shall not be liable for any cost or liability which Owner may incur in the event Owner disregards Manager's recommendations. Manager shall make all approved repairs, replacements and maintenance within the budgetary limits set forth in the annual capital budget prepared by the Facility Director and Owner's Finance Committee. Notwithstanding any contrary provisions in this Section 2(G). Manager shall be entitled, without Owner's consent, to make or commit Owner to make unbudgeted expenditures and/or expenditures in excess of the Budget Threshold for the purposes of emergency repairs involving manifest danger to persons or property or required to avoid suspension of any necessary service at the Facility. Manager shall notify Owner's President or any Board member of such emergency repairs within 24 hours thereof.

     H. MAINTENANCE AND REPAIR. Manager shall maintain the Facility in good repair in accordance with the annual operating budget and local codes, in a condition at all times acceptable to Owner, and shall arrange for such cleaning, painting, decorating, plumbing, carpentry, grounds care and such other maintenance and repair work as may be necessary to so maintain the Facility, subject to any limitations imposed by Owner in addition to those contained herein.

     I. SUPPLIES AND EQUIPMENT. Manager shall purchase supplies and equipment needed to operate the Facility within the budgetary limits set forth in the annual operating budget prepared by the Facility Director and Owner's Finance Committee.

     J. FINANCIAL SERVICES. Manager shall perform, direct, or cause the performance of the following services subject to the review, approval and direction of the Owner:

     1. BOOKKEEPING AND ACCOUNTING. Manager shall provide bookkeeping and accounting procedures necessary for the operation of the Facility and the preparation of proper financial records. Bookkeeping and accounting procedures and systems shall be in accordance with the operating capital and cash programs approved by Owner's Finance Committee, which programs shall conform to generally accepted accounting principles, consistently applied, and shall not materially distort income or loss.

     2. REPORTS. Manager shall prepare and provide to Owner any reasonable operational information which may from time to time be specifically requested by Owner, including any information needed to assist Owner in completing its tax returns and in complying with any reporting obligations imposed by any parties who may have security interests in the Facility. In addition, (i) within twenty (20) days after the end of each calendar month, Manager shall provide Owner with an unaudited statement of income and expenses for such month relating to the operation of the Facility and (ii) Manager shall assist Owner's independent certified public accountants with the preparation of audited financial statements including a balance sheet, dated the last day of said fiscal year, and a statement of income and expense for the year then ended. All costs associated with the audit of the Facility's financial statements shall be Facility operating expenses, which shall be payable out to the Facility funds.

     3. BANK ACCOUNTS; PAYABLE OF FACILITY EXPENSES; DISTRIBUTION OF FACILITY NET CASH FLOW. Manager shall open and maintain a checking account(s) in the name of Owner and/or the Facility, as appropriate, for the benefit and account of Owner in a federally insured bank selected by Manager and approved by Owner and shall promptly deposit therein all money received in the course of the operation of the Facility. Manager shall pay on a timely basis, so not past due, for the benefit of Owner all expenses incurred in the operation of the Facility, including, but not limited to, Facility debt service payments, payroll and

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employee benefits, repayment of working capital loans and the interest thereon, and payment of Manager's fees and expenses hereunder, all of which shall be paid by check drawn on such accounts, in the following order:

               i. Payment of items which, if unpaid, would constitute automatic liens on the Facility, unless such liens are contested in good faith and do not create a substantial risk of forfeiture of the Facility.

               ii. Payment of Facility operating expenses (which shall include any and all costs, expenses or fees associated with the operation of the Facility but shall exclude Manager's basic management fee) other than lease payments, debt service and management fees. All payroll and employee benefit expenses incurred by Manager in connection with salary or benefits for the Facility Director shall be deemed to be Facility operating expenses.

               iii. Payment of Facility debt service expenses, including working capital loans, if any, and land lease payments,

               iv. Payment of Manager's fees and reimbursable expenses set forth in Section 4.

               v. The balance of the cash to Owner's reserve accounts subject to the limitations set forth in Section 7.

     4. BUDGETS. The fiscal year for the facility shall be a calendar year. At least sixty (60) days prior to the start of each calendar year, the Facility Director and Owner's Finance Committee shall prepare and submit to Owner for its review and approval, annual operating, capital expenditure and cash flow budgets for the following year (collectively, the "Budgets"). Upon approval of the Budgets by Owner, Manager shall be entitled to make or commit Owner to make expenditures which are reflected in the Budgets, as well as expenditures which individually do not exceed 10% of the amounts set forth therein for the applicable expense item and which in the aggregate do not exceed 20% of the amount set aside in the most recent financial statements as the reserve for contingencies (the "Budget Threshold"). Except for emergency repairs referred to in Section 2 (G), any unbudgeted expenditures and/or expenditures in excess of the Budget Threshold shall be subject to Owner's approval.

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    5.    FEES AND CHARGES FOR ANCILLARY SERVICES.  Schedules of recommended fees and charges for ancillary services rendered to the residents of the Facility are in place and Manager shall recommend changes therein from time to time to Owner for approval. Owner shall have and charges as it deems necessary.

     6. COLLECTION OF ACCOUNTS. Manager shall issue bills and collect accounts and monies owed for services and materials furnished by the Facility, and shall be entitled to enforce the rights of Owner as creditor under any contract or in connection with the rendering of any services and shall do so upon Owner's request; provided, however, that any expenses incurred by Manager in so doing shall be treated as Facility operating expenses, which shall be payable out of Facility funds.

     K. INSURANCE. On a yearly basis, the Owner and Manager shall prepare a mutually acceptable list of insurance coverage necessary for the operation of the Facility. Thereafter, Manager, on behalf and at the expense of Owner, shall obtain and maintain all such insurance coverage, which shall include insurance coverage required by the Ground Lease, and if not so required shall nevertheless include property damage insurance covering the Facility and the furniture, fixtures and equipment situated therein, a fidelity bond or similar device insuring against employee theft, employee health and worker's compensation insurance, directors and officers liability insurance and comprehensive general liability and professional liability insurance, for the protection of Owner, Manager, Facility employees (including the Facility Director) and volunteers of the Facility.

     L. INFORMATION. Manager shall assist Owner in developing any necessary informational material, mass media releases and other related publicity materials. No such materials which contain the name of any of the general partners of Fox Hill Village Partnership, or their affiliates, or the Manager shall be published, disseminated or used in any way without the prior written consent of such general partner or the Manager.

     M. MARKETING. The Manager shall supervise all activities related to the remarketing of units for resales occurring after such units have been initially occupied. Such activities shall be conducted in compliance with applicable laws and shall include, but not be limited to, preparation of documentation necessary to effect such sales and maintaining a 'wait list' of individual interested in purchasing units, all according to the Bylaws of Owner and procedures established by Owner's Board of Directors.

     N. ANCILLARY SERVICES. Manager shall negotiate for the provision of necessary ancillary services through qualified contractors and on an ongoing basis shall review and analyze the performance of said ancillary services contractors and, if necessary, shall negotiate additional or alternative contractual arrangements therefor.

     O. LEGAL PROCEEDINGS. With respect to actions brought against both Owner and Manager, the parties shall meet in an effort to select mutually acceptable counsel. If Owner and Manager are unable to agree on counsel, both parties are free at any time to select their own counsel. In the case of any action brought against Manager, either alone or together with any other person or entity, involving a matter as to which Manager is entitled to idemnification pursuant to
Section 10(b), if Manager succeeds on the merits of such action, Owner shall pay Manager's legal fees in defending such action and if Manager loses on the merits of such action, Manager shall pay its own legal fees in defending such action.

     3. TERM. The initial term of this Agreement (the "Term") shall commence on July 6, 1995 (the "Commencement Date") and shall continue until July 31, 2000, unless earlier terminated as provided in this Agreement. Manager shall notify Owner at least 180 days prior to expiration of the Term of its desire to renew this Agreement. In the event Manager desires to renew this Agreement and Owner concurs or does not notify Manager in writing of a contrary intention at least 90 days prior to expiration of the Term, the Term shall renew for an additional period of three years. Thereafter, the Term shall be extended for similar three-year periods according to the foregoing procedure. Notwithstanding anything to the contrary contained herein, either party shall be entitled to terminate this Agreement effective at any time after July 4, 1997 upon six months' prior written notice to the other; provided that in the event that Owner terminates this Agreement pursuant to this Section 3, then Owner shall pay to Manager as the same become due all payments which become due pursuant to this Agreement between the giving of such notice of termination and the effective date of termination. In the event that either party elects to terminate this Agreement, Manager shall assist Owner with an orderly transition of the Facility's operations to a new manager.

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     4.   MANAGEMENT FEES.  For services performed hereunder, Owner shall pay to
Manager the following:

     A. MANAGEMENT FEES. Commencing with the Commencement Date, Owner shall pay to Manager a basic monthly management fee as follows:


     Period                   Annual Fee         Monthly Fee
     ------                   ----------         -----------

     July  6, 1995 to         $250,000.00        $20,833.33
     June 30, 1996

     July  1, 1996 to         $259,375.00        $21,614.58
     June 30, 1997

     July  1, 1997 to         $269,102.00        $22,425.17
     June 30, 1998

     July  1, 1998 to         $279,193.00        $23,266.08
     June 30, 1999

     July  1, 1999 to         $289,663.00        $24,138.58
     July 31, 2000

With respect to the month of July, 1995 and upon any termination other than on the last day of a month, the compensation set forth in this Section 4(A) shall be prorated for the number of days for which services are actually rendered.

     B. EXPENSE REIMBURSEMENT. Owner shall reimburse Manager for the following items:

          (i) Salary and related benefits payable with respect to the Facility Director; and

          (ii) Reasonable out-of-pocket travel and other expenses incurred by the Facility Director and other Facility employees in connection with the performance of its obligations hereunder, in amounts set forth in the Budgets. Such amounts shall include reasonable amounts related to training and seminars including out-of-state training and seminars.

     C. METHOD OF PAYMENT. Owner shall pay the amounts set forth in Sections 4(A) and (B) monthly, in arrears, and Manager

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shall be entitled to disburse such amounts to itself out of the accounts provided for in Section 2(J).

     5. PROPRIETARY INTEREST. The systems, methods, procedures and controls employed by Manager and any written materials or brochures developed by Manager to document the same are to remain the property of Manager, but only to the extent that they were Manager's standard systems brought in at Commencement Date (or by Brim & Associates, Inc. prior to the Commencement Date) or developed thereafter at Manager's sole expense. Owner shall not, at any time, sell, distribute, copy or otherwise acquire same, except with Manager's prior written consent, which Manager may withhold in its sole discretion. Notwithstanding the foregoing, nothing herein shall preclude Owner from using any or all of such systems, methods, procedures and controls, and any written materials and brochures developed by Manager to document the same, only in connection with the operation of the Facility, both before and after termination of this Agreement.

     6. BUSINESS PLAN. With each annual budget submission, Manager shall present to Owner for its approval, an annual Business Plan detailing Manager's strategic and operating goals and objectives for the next twelve-month period, along with a statement of the resources required for accomplishing each goal or objective, for the Facility. For each year, Manager agrees that, in carrying out the Business Plan, it shall use its best efforts to make available to the Facility such support, resources, programs, systems, staff consultants and materials as may be reasonably necessary to achieve the goals and objectives of the Business Plan.

     7. MAINTENANCE OF MINIMUM BANK BALANCE. Owner shall maintain a minimum of cash balance in the account(s) referred to in Section 2(J) or in other investments or investments accounts held by Owner greater than or equal to the greater of:

     A. The sum of all current and unpaid invoices (both those received and those pending), note or installment payments, payrolls, rents, expenses, management fees and other charges incident to the operation of the Facility which will become due and payable within the next succeeding thirty (30) days; or

     B. Such amount as may be reflected in the most recent cash flow budget as a reserve item.

     8. DEFAULT. Either party may terminate this Agreement in the event of any of the following events ("Event of Default") by the other party:

     (A) BY MANAGER. With respect to Manager, the following shall constitute Events of Default hereunder:

          (i) Manager shall fail to keep, observe or perform any material agreement, term or provision of this Agreement, and such default shall continue for a period of 30 days after written notice thereof shall have been given to Manager by Owner, which notice shall specify the event or events constituting the default;

          (ii) Manager shall be dissolved or shall file an application for, or consent to, the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law; or if such an application or petition filed against Manager is not dismissed within 90 days or an order, judgment, or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets;

          (iii) Manager shall consolidate with or merge into any other corporation or convey, transfer or leave substantially all of its assets to any person or entity without the prior written consent of Owner, which consent may be withheld for any reason, except: (a) in the case of a consolidation or a merger, Manager is the surviving corporation; (b) in the case that such other person or entity is a member of the same consolidated group for tax purposes as Manager ("Affiliates") and a sufficient number of trained personnel continue to be responsible or fulfilling the obligations of the Manager hereunder; or (c) in the event that the surviving corporation assumes all of the Manager's obligations under this Agreement and the surviving corporation has a net worth equal or greater than Hillhaven; or

          (iv) without the prior written consent of the Owner, which consent may be withheld for any reason, in excess of 50% of Manager's capital stock outstanding as of the date hereof shall be transferred to person other than manager's shareholder as of the date hereof or to Affiliates of such shareholder.

     (B) BY OWNER. With respect to Owner, the following shall constitute Events of Default hereunder;

          (i) Owner shall fail to make or cause to be made any payment to Manager required to be made hereunder, and such failure shall continue for a period of 30 days after written notice thereof shall have been given to Owner;

          (ii) Owner shall fail to maintain sufficient cash in the account established pursuant to section 2 and/or to deposit therein additional funds as needed pursuant to Section 7;

          (iii) Owner shall breach the provisions of Section 10(E) or sell the Facility or all or substantially all of its other assets without the prior written consent of Manager, which consent may be withheld by Manager for any reason;

          (iv) Owner shall fail to keep, observe or perform any material agreement, term or provision of this Agreement and such default shall continue for a period of 30 days after written notice thereof shall have been given to Owner by Manager, which notice shall specify the event or events constituting the default;

          (v) Owner shall fail to make payments, or keep any covenants, owing to any third party which are beyond the control of Manager to make or keep, and the effect of which failure is to cause, or to permit such third party to cause, in Manager's reasonable opinion, a substantial risk that Owner will lose possession of the Facility building or major equipment or property essential to the overall operation of the Facility;

          (vi) Owner shall be dissolved or shall file an application for, or consent to, the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file, or have filed against it, a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law; or if such an application or petition filed against Owner is not dismissed within 90 days or an order, judgment, or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner a bankrupt or insolvent or approving a petition seeking reorganization of Owner, or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets; or

          (vii) Owner shall cause the Facility to violate any law, the violation of which materially affects the operation of the Facility, and such violation continues beyond a period for correction allowed by law.

     9.   REMEDIES UPON DEFAULT.

     A. REMEDIES OF MANAGER. Upon the occurrence of an Event of Default by Owner and at any time thereafter, Manager may, in its discretion, do any one or more of the following:

          (i) Terminate this Agreement, remove the Facility Director from the Facility and declare all sums earned but unpaid to the date of termination to be immediately due and payable; or

          (ii) Exercise any other right or remedy available to it under applicable law, including without limitation the right to recover damages for the breach hereof.

     B. REMEDIES OF OWNER. Upon the occurrence of any Event of Default by Manager and at any time thereafter, Owner may, in its discretion do any one or more of the following: (i) terminate this Agreement, whereupon Manager shall remove the Facility Director from the Facility, and neither party shall have any further obligation whatsoever under this Agreement except for obligations to indemnify pursuant to Section 10(B); or (ii) exercise any other right or remedy available to it under applicable law, including without limitation the right to recover damages for the breach hereof; provided, however, that Owner shall immediately pay to Manager all amounts due and owing to Manager through the date of termination (net of any damages suffered or incurred by Owner, if any, arising from the events giving rise to such termination, which Owner may offset in paying such fees).

     C. RIGHTS CUMULATIVE; NO WAIVER. No right or remedy herein conferred upon or reserved to either of the parties hereto is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing. The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereof may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

     10.  MISCELLANEOUS.

     A. DISCLAIMER OF EMPLOYMENT OF FACILITY EMPLOYEES. Except for the Facility Director, no person employed by the Owner will be an employee of Manager, and Manager shall have no liability for payment of their wages, payroll taxes and other expenses of employment, provided, however, that Manager shall have the obligation to exercise reasonable care in its management of the Facility and to apply available funds to the payment of such wage and payroll taxes, and in the event that Manager fails to apply such funds, Manager shall be liable to pay all interest, penalties and fines resulting from such failure. All such person other than the Facility Director will be employees of the Owner, independent contractors or the employees of independent contractors.

     B. RELATIONSHIP OF THE PARTIES; WAIVER, INDEMNITY. The relationship of Manager to Owner shall be that of an independent contractor, and all acts performed by Manager pursuant to this Agreement during the Term shall be deemed to be performed in its capacity as an independent contractor. To that end, neither Manager nor Owner will be liable in the performance of its duties for any loss incurred by or damage to the other, unless such loss or damage results from the negligence or willful misconduct of the first party. Owner shall indemnify and hold Manager harmless from and against any and all loss, expense, cost or liability incurred by or asserted against Manager in connection with the Facility unless such loss, expense, cost or liability results from Manager's negligence or willful misconduct. Manager shall indemnify and hold Owner harmless from and against any and all loss, expense, cost or liability incurred by or asserted against Owner which results from (X) Manager's negligence or willful misconduct in the selection, training, supervision, employment or termination of any Facility employee, unless such loss, expense, cost of liability is otherwise indemnifiable by Owner pursuant to the immediately preceding sentence, or (Y) Manager's negligence or willful misconduct. The indemnity obligations set forth in this Section 10(B) shall survive the termination of the Agreement.

     C. EMPLOYEE NON-SOLICITATION. Recognizing the unique services provided by employees of Manager and the unique relationship of Owner and Manager, during the term of this Agreement and for a period of two (2) years after termination of this Agreement: (1) Owner shall not, without Manager's prior written consent,
(a) directly solicit or employ the Facility Director or any regional corporate support staff member of Manager providing services with respect to the Facility, or (b) directly solicit any employees of Manager to become employees of Owner; and (2) Manager shall not, without Owner's prior written consent, (a) directly solicit or employ the Facility's employees (other than Facility Director, who is Manager's employee) or (b) directly solicit any Facility employees (other than Facility Director, who is Manager's employee) to become employees of Manager.

     D. WAIVER. The waiver of any of the terms hereof by either Owner or Manger, or the failure of Owner or Manager to require the strict performance of any of the terms hereof shall not be deemed to be a waiver or modification of any such term or terms and shall not affect the right of either party to enforce such term(s) or to demand strict performance thereof at any future time.

     E. ASSIGNMENT. This Agreement shall not be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Manager may assign its rights and obligations hereunder in accordance with the provisions of Section 8(A)(iii) of this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

     F. NOTICES. All notices required or permitted hereunder shall be given in writing and shall be personally delivered or be sent by registered or certified mail, postage prepaid, to the following addresses or at such other places as either party shall designate in writing:

     If to Manager:     HILLHAVEN PROPERTIES, LTD.
                        1148 Broadway Plaza
                        Tacoma, Washington  98402
                        Attention:  Vice President,
                                    Retirement Housing

     With Copies to:    THE HILLHAVEN CORPORATION
                        1148 Broadway Plaza
                        Tacoma, Washington  98401-2264
                        Attention:  General Counsel

     If to Owner:       FOX HILL VILLAGE HOMEOWNERS CORPORATION
                        10 Longwood Drive
                        Westwood, Massachusetts  02090
                        Attention:  The President

     Notices shall be deemed effective upon receipt.

     G. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings, agreements or arrangements, oral or written, between the parties.

     H. AMENDMENT. This Agreement shall not be modified or amended except by written instrument signed by both of the parties.

     I. CAPTIONS. The captions and headings used herein are for convenience of reference only and shall not be construed in any manner to limit or modify any of the terms hereof.

     J. ATTORNEYS FEES. In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs incurred in connection therewith, including reasonable attorney's fees.

     K. SEVERABILITY. In the event one or more of the provisions of this Agreement is deemed to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provision hereof shall not in any way be impaired thereby.

     L. AUTHORIZATION FOR AGREEMENT. Each of the parties hereby represents and warrants to the other that the execution, delivery and performance of this Agreement is within the corporate powers of the respective parties and have been duly authorized by all necessary corporate action, and do not and will not

(i) require any consent or approval by stockholders or partners or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, decree or award presently in effect having applicability to the parties or the articles of incorporation, bylaws, or other agreements of the parties. This Agreement constitutes the valid and binding obligations of Owner and Manager, enforceable in accordance with its terms.

     M. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

     N. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     O. APPROVALS. Each party agrees that it will act promptly whenever the other requests its review or approval of any matter pursuant to the terms of this Agreement.

     IN WITNESS WHEREOF, the parties have each caused this Agreement to be duly executed by its duly authorized officer or officers, as of the date first above written.

OWNER:                                 FOX HILL VILLAGE HOMEOWNERS CORPORATION


                                       By: /s/
                                          ------------------------------------
                                       ITS:  Vice President
                                           -----------------------------------

                                       and

                                       By: /s/
                                          ------------------------------------
                                       Its:  Vice President
                                           -----------------------------------

MANAGER:                               HILLHAVEN PROPERTIES, LTD.


                                       By: /s/
                                          ------------------------------------
                                       Its:  Vice President
                                           -----------------------------------